Exhibit 10.6



                         Executive Employment Agreement

The undersigned:


     1.  PLAYLOGIC   INTERNATIONAL   N.V.,   having  its  registered  office  at
Concertgebouwplein 13, 1071 LL, Amsterdam, the Netherlands, hereinafter referred to as "the Employer"; and

     2. Leo van de Voort, hereinafter referred to as "the Employee";

     Declare to have agreed as follows:



     3. Date of Employment and Position

     3.1 The Employee enters into an employment agreement with the Employer effective as of May 1, 2005 in the position of Chief Financial Officer and undertakes to perform, to the best of his abilities all the duties in connection with the business of Employer which may be reasonably assigned to him by or on behalf of the Employer, to the best of his ability and in so doing, to comply with the instructions he receives from or on behalf of the Employer.

     4. Location where the work is to be performed

     4.1 The place of employment will be the office of Employer in Amsterdam, the Netherlands.

     4.2 The Employer may require the Employee to perform services for any company part of Employer wherever situated and without further fees or remuneration and to enter into any separate agreement with such company for such purpose and any duties that he may have under this agreement will be deemed extended to such company.

     5. Term of the agreement, trial period and termination

     5.1 This agreement is entered into for an indefinite period of time but terminates in any event, without notice being required, on the first day of the month on which the Employee reaches the age of 65.

     5.2 The first month after commencement of this agreement will be a trial period. During this trial period both the Employer and the Employee have the right to terminate this agreement without any further notice with immediate effect.

     5.3 Without prejudice to the provisions in article 3.2 this agreement may be terminated with due observance of a term of notice of six (12) months for the Employer and a term of notice of three (6) months for the Employee. This provision does not preclude either pf the parties to terminate this agreement with immediate effect for an "urgent reason" in the sense of article 7:677 Dutch Civil Code.

     5.4 If the Employer has given notice of termination to the Employee or if the employer has filed a request for rescission of this agreement by the court, irrespective of the reason of such notice or such request, the Employer may suspend the employment of the Employee until the termination date. During such suspension period, the Employee is entitled to the base salary and fringe benefits but excluding any short or long term incentive.

6.      Salary and fringe benefits

     6.1 The Employee shall receive an annual base salary of (euro) 143,000 gross. This salary shall paid in twelve instalments and includes the statutory holiday allowance and shall be reviewed annually during the month of December. Salary adjustments, if any, shall become effective per January 1 of the calendar year following the review.

     6.2 The Employee is entitled to the fringe benefits included in the Employer's employments conditions (Personeelshandboek) in force from time to time. A copy of these conditions has been provided to Employee. Employer is entitled to amend and change the employments conditions at his sole discretion.

     7. Short term and long term incentive schemes

     7.1 The Employee shall be entitled to receive a short term incentive up to a certain percentage of his base salary mentioned in article 4.1. The pay out of the short term incentive shall be dependent on the achievement by the Employee of certain preset discretionary targets. The percentage as well as the pay out shall be determined annually by the Board of Directors in December prior to the start of a new budget year.

     7.2 Subject to the approval by the Board of Directors the Employee shall be entitled to participate in a long term incentive plan of Employer in force from time to time.

     8. Overtime

     8.1 The customary working week comprises 40 hours. General office hours are from 09:00h to 17:30h.

     8.2 Upon request of the Employer Employee undertakes to work overtime without any further compensation.

     9. Business expenses and car

     9.1 The Employer shall compensate the Employee for reasonable business expense incurred in the performance of his duties. Compensation is given in exchange for receipts, etc. This includes also phone expenses, fixed and mobile. The Employee is entitled to the use of a company credit card for business expenses.

     9.2 The Employee is entitled to a company car, on basis of full operational lease including cost of fuel for a maximum amount of (euro) 1400 per month excl. VAT. The Employee and his partner are entitled to use the company car for business and private purposes. All other cost including taxes related to the use of the car not covered by the operational lease amount are for the account of the Employee.

     10. Shares

     10.1 The Employee shall receive 200.000 shares in the share capital of Playlogic International N.V. (hereinafter referred to as "the Shares") at nominal value ((euro) 0,05 per share). After a lock up period of two (2) years starting on May 1, 2005, the Employee is each year allowed to sell 25% of the Shares he at that time still owns, provided that in case of a listing on a Stock Exchange, the aforementioned is in accordance with the rules of such Stock Exchange. Taxation may take place on the (awarding or sale of) these shares. The Employer will pay for any taxation on these shares.

     11. Holiday

     The Employee is entitled to 26 working days holiday leave per calendar year, to be taken in proper consultation with the Employer.

     12. Illness/disability

     12.1 In the  event of  illness  in the sense of Book 7,  Section  629 Dutch
Civil Code, the Employee must report his illness to the Employer as soon as possible, but no later prior to 9.30 a.m. on the first day of illness. The Employee undertakes to comply with the rules related to reporting and monitoring in the case of illness, as adopted periodically by the Employer.

     12.2 In the event of illness, the Employer shall pay 100% of the salary as referred to in Article 4.1 from the first day for a maximum period of 52 weeks, calculated from the first day of illness. After the lapse of the period of 52 weeks mentioned in the first sentence of this article Employer shall pay 70% of the salary as meant in article 4.1 during a period with a maximum of 52 weeks counted from the first day of the 53rd week following the date of report mentioned in article 10.1. The provisions apply if and insofar as the Employer is obligated to effect the payment referred to in Book 7, Section 629 paragraph 1 Dutch Civil Code on the basis of the provisions in (3) to (7) inclusive, and
(9) of Book 7, Section 629 Dutch Civil Code. In case applicable Law changes during the term of this Agreement, Law shall prevail.

     12.3 In the event the payments the Employee may assert a claim for damages against a third party due to loss of income in connection with his illness ex
Article 6:107a of the Dutch Civil Code the Employee will assign his entitlement to damages up to the amount paid by the Employer to the Employer.

     13. Confidentiality

     13.1 The Employee undertakes, during the term of this Agreement and following its termination for any reason whatsoever, not to make any statements in any way whatsoever to any party whatsoever (including other employees of the Employer, unless they should receive the information in connection with their duties for the Employer) concerning data of an evidently confidential nature, related to the business of the Employer, of which the Employee became aware in the scope of his duties for the Employer and the confidential nature of which he knows or should know, about Playlogic International N.V. and subsidiaries and her business.

     13.2 If the Employee acts in contravention of his obligations under the provisions in paragraph 1 of this Article, he shall forfeit a penalty of EUR 5,000 to the Employer, in contravention of Book 7, Section 650 (3), (4) and (5) Dutch Civil Code, without any requirement of notification of default, for every violation. The Employer may claim payment of total damages instead.

     14. Documents and data carriers

     14.1 The Employee is prohibited from retaining in any way whatsoever, documents and/or correspondence and/or other data carriers and/or copies thereof that belong to the Employer, with the exception of the extent to which that is required for the performance of his duties for the Employer. In any event, the Employee is obligated, without any request to that end being required, to immediately return such documents and/or correspondence and/or other data carriers and/or copies thereof to the Employer upon termination of the Employment Agreement, or in the case of non-active status for any reason whatsoever.

     15. Non competition clause

     15.1 Upon termination of this Agreement Employer may ask Employee to enter into a non compete agreement with the provisions set out below in paragraph's
12.2 and 12.3 . For entering into this agreement Employer shall pay Employee compensation equal to 50% of the gross annual base salary as set out in article 4 of this Contract.

     15.2 The Employee undertakes not to be employed by or involved in an undertaking active in a field equal to or otherwise competing with that of the Employer in the Netherlands, both during the employment contract and for a period of six months thereafter, directly nor indirectly, neither for himself nor for any other people, nor to render his intermediary services in any form whatsoever, directly nor indirectly. This obligation refers exclusively to any employment or involvement of the Employee as meant above within the field of Game Software Development.

     15.3 If the Employee should act contrary to his obligations under the provisions of the paragraphs 1 and 2 of this clause, he shall, contrary to paragraphs 3, 4 and 5 section 7:650 of the Civil Code and without any notice of default being required, forfeit to the Employer for each violation a penalty in the amount of EUR 5.000,=, together with a penalty in the amount of EUR 1000,= for each day on which the violation takes place and continues taking place. The Employer in turn shall be entitled to claim full and complete indemnification.

     16. No additional occupation

     16.1 Without the prior written consent from the Employer, the Employee shall not accept any assignment paid or unpaid with or for third parties.

     16.2 Subject to the approval of the Board of Directors of Employer Employee is entitled to accept board member ships.

     17. Inventions and developments

     17.1 All works, names, symbols, logos, models, illustrations and/or inventions as well as all further developments and/or related changes realised by the Employee, either alone or in concert during the term of the Employment Contract (hereinafter jointly referred to as: the "Property"), belong to the Employer.

     17.2 The Employer holds all intellectual and industrial property rights on, related to and/or ensuing from the Property (hereinafter referred to as: the IP rights).

     17.3 To the extent possible by law, the Employee hereby waives his personal rights as referred to in Section 25 of the Dutch Copyright Act.

     17.4 The Employee hereby acknowledges that his salary includes compensation for the possible loss of the IP rights and that he is not entitled to any other compensation for that.

     17.5 Once the Employee realises one or more elements of the Property, the Employee shall immediately inform the Employer and, to the extent required by law, transfer the IP rights to the Employer upon first request, costs to be met by the Employer. Upon request of the Employer, costs to be met by the Employer, the Employee shall sign every written document required for the transfer, registration or maintenance of the IP rights in every country, and provide all other necessary cooperation. The Employee hereby irrevocably authorises the Employer to perform every legal act in the Employee's name, as referred to in this Article.

     18. Other schemes

     18.1 This Agreement is subject to all relevant provisions as contained in the House Rules of Playlogic International N.V. in force from time to time. A copy of the House rules as in force on the effective date of this agreement is provided to Employee and act merely as a guide for the top level management. In case of any conflict the rules of this Employment Agreement shall prevail.

     18.2 This Agreement is governed by and will be construed in accordance with the Dutch Law and the parties hereby submit to the exclusive jurisdiction of the Dutch Court.

     Thus agreed and prepared and signed in duplicate in Amsterdam, on the April 4, 2005.



____________________                                   ____________________
W.M. Smit                                              L.P.F van de Voort
President and CEO
Playlogic International N.V